Exhibit 5.1

April 27, 2005

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 623-4000

Re:	Registration Statement on Form S-8/S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S 8/S-3 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about April 27, 2005, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 50,022 shares of your Class A common stock (the “Shares”) issued pursuant to Google’s 1998 Stock Plan, as amended, the 2003 Stock Plan, as amended, the 2003 Stock Plan (No. 2), the 2003 Stock Plan (No. 3) (together, the “Plans”). As your legal counsel, we have reviewed the actions taken by you in connection with the issuance and sale of the Shares.

It is our opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati